EXHIBIT 5.1


iSecureTrac Corp.
5022 S. 114th Street
Omaha, Nebraska 68137

Re: iSecureTrac Corp. Registration Statement for Offering of 3,400,417 Shares of Common Stock

Ladies and Gentlemen:

I refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 3,400,417 shares of Common Stock to be issued upon the exercise of stock options pursuant to the Executive Employment Agreements ("Agreements") of certain employees and former employees of the corporation. I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Agreements and grant letters and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        /s/ John M. Heida

                                        John M. Heida, Esq.
                                        Omaha, NE

April 12, 2004